Exhibit 99.1

STONERIDGE REACHES AGREEMENT TO SELL ITS WIRING BUSINESS TO MOTHERSON SUMI SYSTEMS LIMITED

•	Sale Aligned with Strategy to Continue Focus on Higher Value-Added Technologies and Products
•	Margin Improvement Expected
•	Additional Resources Available to Fund Growth Initiatives

WARREN, Ohio – May 26, 2014 – Stoneridge, Inc. (NYSE: SRI) today announced that it has entered into an asset purchase agreement, dated May 26, 2014, to sell its Wiring Business segment assets to Motherson Sumi Systems Ltd. (“Motherson”) for $65.7 million and the assumption of certain related liabilities of the Wiring Business.

Motherson, an India-based manufacturer of diversified products for the global automotive industry, intends to expand its presence in North America through this transaction. Included in the transaction are six manufacturing facilities located in Portland, Indiana; Chihuahua, Mexico; Saltillo, Mexico; and Monclova, Mexico; as well as an engineering and administrative center located in Warren, Ohio. The transaction involves approximately 4,700 employees and is expected to close in the third quarter of 2014, subject to customary closing conditions, including required regulatory approvals.

Stoneridge’s Wiring Business designs and manufactures wiring harness products for sale principally to the commercial, agricultural and off-highway vehicle markets, as well as assembling entire instrument panels that are configured specifically to an OEM customer’s specifications in the commercial vehicle market.

“The combination of Stoneridge’s Wiring Business with Motherson will increase the vertical and global integration of the business, providing greater size, scale and additional global capabilities to service customers’ requirements,” said John C. Corey, President and Chief Executive Officer of Stoneridge.

Corey added, “Our Wiring business has a strong management team and highly dedicated employees. It is our expectation that they will be the foundation for the North American market for Motherson. We thank them for their contributions to Stoneridge and know they will continue to thrive within the Motherson organization.”

In recent years, Stoneridge’s strategic approach has been to emphasize the development of advanced technology products and engineered product applications.

“With the sale of our Wiring Business, we can now increase our focus and resources on our other business segments, which are technology-driven with global applications and offer greater opportunities to provide higher value to our shareholders,” Corey said.

Corey continued, “The transaction is not expected to have a material effect on Stoneridge’s net new business over the next five years because most of the Company’s growth is being driven by products in its Control Devices, Electronics and PST segments.”

Financial Implications

Stoneridge’s net cash proceeds from the transaction are expected to be approximately $65.7 million adjusted for net current assets, as defined by the purchase agreement. The proceeds will allow Stoneridge to increase cash deployed for earnings-accretive activities, such as strategic acquisitions, debt repayment and organic growth initiatives, as well as other corporate purposes.

As a result of the transaction, Stoneridge is updating its earnings guidance. The Company now expects earnings per share for 2014, excluding any gain or loss from the Wiring transaction and any potential refinancing initiative, to be in the range of $0.55 to $0.75 per share, compared with original guidance of $0.80 to $1.00 per share. The Company will provide further detail on full-year guidance in its second-quarter 2014 earnings release and during its second-quarter earnings call to be held in August 2014.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the commercial vehicle, automotive and agricultural, motorcycle and off-highway vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the time required to consummate the proposed sale of the Wiring Business; the satisfaction or waiver of conditions in the asset purchase agreement with Motherson (including the risk of material adverse changes in the Wiring Business before closing); the ability to obtain regulatory or other third-party approvals and consents and otherwise consummate the transaction; the loss of a major customer; a significant volume change in commercial vehicle, automotive, agricultural, motorcycle and off-highway vehicle production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance

330/856-2443

2014 Guidance

PRIOR GUIDANCE

Sales: $994 - $1,083 million

Gross Margin: 25.5% - 27.0%

Op Margin*: 5.3% - 6.3%

EPS: $0.80 - $1.00

Current Guidance

Assumes USD to BRL rate of 2.40

Sales: $680 - $720 million

Gross Margin: 29.0% - 31.0%

Op Margin*: 5.5% - 7.0%

EPS: $0.55 - $0.75

Excludes any Gain or Loss associated with the Sale of the Wiring Business or any potential Refinancing Transaction

** Includes PST $3.3 million of Non-Cash expense related to the purchase of PST*

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